UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: September 17, 2004

Entrada Networks, Inc.
(Exact name of registrant as specified in its charter)

000-26952
(Commission File Number)

DELAWARE	33-0676350
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5755 Oberlin Drive, Suite 204, San Diego, CA 92121
(Address of principal executive offices, with zip code)

(858) 597-1102
(Registrant's telephone number, including area code)

Item 2.02 Results of Operations and Financial Condition

On September 16, 2004, Entrada Networks, Inc. issued an earnings release announcing its financial results for the quarter ended July 31, 2004. A copy of the earnings release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description

99.1	Press Release of Entrada Networks Inc., dated September 16, 2004.

About Entrada Networks
Entrada Networks, through its operating subsidiaries, is in the business of providing, developing and marketing solutions and products in the storage, security and networking connectivity industries. Torrey Pines Networks specializes in the design & development of storage and metropolitan area networks transport product line, named Silverline™, designed to interconnect geographically separate data centers, post production facilities of film studios, or aggregate different types of data or video traffic of university campuses or fiber to home of Cable operators or companies with significant price/feature advantage. Over just one strand of dark fiber in a metropolitan area and up to over 100 km, our products provide 4:1 bi-directional capacity increase at wire speed and at a significantly lower price. Rixon Networks manufactures and sells a line of fast and gigabit Ethernet adapter cards that are purchased by large networking original equipment manufacturers as original equipment for servers, and other computer and telecommunications products. Sync Research manufactures and services frame relay products for some of the major financial institutions in the U.S and abroad. Entrada Networks is headquartered in San Diego, CA with sales & manufacturing in Milwaukee, Wisconsin and Lake Forest, California, respectively. www.EntradaNetworks.com

Safe Harbor

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including but not limited to the following factors: 1) the ability of the Company to generate the cash flow from operations, or raise additional capital necessary to finance its ongoing businesses; 2) the ability of the Company to develop or acquire new profitable lines of business and to attract and retain management to lead this effort; 3) the continuing market acceptance of the legacy products which account for all of the Company’s current revenues; 4) the ability of the Company to generate revenues from its research and development efforts in the SAN space; 5) the much greater financial and other resources of Entrada Networks' many well-entrenched competitors; 6) the adoption of technology standards different from those under which Entrada is prepared to deliver products; and 7) such other factors as are set forth in Entrada’s annual report on Form 10-K, filed May 14, 2004, and in the reports previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTRADA NETWORKS, INC.
Date: September 17, 2004

/s/ Davinder Sethi
Davinder Sethi, Ph.D.
Chief Financial Officer
Principal Accounting Officer